Exhibit (i)

DLA Piper LLP (US) One Atlantic Center 1201 West Peachtree Street Suite 2900 Atlanta, Georgia 30309-3449 www.dlapiper.com Tanya L. Boyle tanya.boyle@us.dlapiper.com T 404.736.7863 F 404.682.7863

November 22, 2024

Spinnaker ETF Series
116 South Franklin Street
P. O. Box 69
Rocky Mount, NC  27802

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 121 to the Registration Statement, 1933 Act File No. 333-215942 and 1940 Act File No. 811-22398 (the “Registration Statement”), of Spinnaker ETF Series (the “Trust”).
We have examined a copy of the Trust’s Certificate of Trust, Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.
Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 121 is effective for purposes of applicable federal and state securities laws, the shares of each series listed on the attached exhibit A, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Trust, will be legally issued, fully paid and non-assessable.
We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 121 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)

November 22, 2024
Page Two

Exhibit A

1.	Genter Capital Municipal Quality Intermediate ETF
2.	Genter Capital Taxable Quality Intermediate ETF
3.	Indexperts Gorilla Aggressive Growth ETF
4.	Indexperts Quality Earnings Focused ETF
5.	Indexperts Yield Focused Fixed Income ETF
6.	Langar Global HealthTech ETF
7.	North Shore Equity Rotation ETF
8.	Obra High Grade Structured Products ETF
9.	Obra Opportunistic Structured Products ETF
10.	Select STOXX Europe Aerospace & Defense ETF
11.	Trajan Wealth Income Opportunities ETF
12.	Tuttle Capital Inverse ESG ETF
13.	Tuttle Capital Self Defense Index ETF
14.	UVA Unconstrained Medium-Term Fixed Income ETF